Exhibit 99.2

TRANS-LUX CORPORATION

FORM OF LETTER TO REGISTERED HOLDERS OF COMMON SHARES

Up to [●] Shares of Series B Convertible Preferred Stock Issuable
Upon Exercise of Subscription Rights

Enclosed for your consideration is a prospectus dated [●], 2015 (the “Prospectus”) relating to a rights offering by Trans-Lux Corporation (the “Company”) to subscribe for shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), made to stockholders of record (the “Record Date Stockholders”) as of 5:00 p.m., Eastern Time, on [●], 2015 (the “Record Date”).

The Company is issuing non-transferable rights to subscribe for shares of Series B Preferred (the “Rights”) on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [●], 2015 and ends at 5:00 p.m., Eastern Time, on [●], 2015, unless extended by the Company in its sole discretion (as it may be extended as described in the Prospectus, the “Expiration Date”).

As described in the Prospectus, Record Date Stockholders will receive, at no charge, one Right for each share of the Company’s common stock, par value $0.001 per share, owned on the Record Date. Each Right gives the holder thereof the right to purchase from the Company [●] shares of Series B Preferred (the “Basic Subscription Right”) at a subscription price of $[●] per whole share (the “Subscription Price”). In addition, Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe, at the Subscription Price, for additional shares of Series B Preferred that other Rights holders do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Right”). If sufficient remaining shares of Series B Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series B Preferred pursuant to Over-Subscription Rights exceed the shares of Series B Preferred available, the remaining shares of Series B Preferred will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. We will not issue fractional shares of Series B Preferred. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.

The Rights are represented by a subscription rights certificate (a “Subscription Rights Certificate”) issued in your name.  The Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

In addition to the Prospectus, enclosed are copies of the following documents:

1.	Subscription Rights Certificate;

2.	Instructions for Use of Subscription Rights Certificate;

3.	IRS Form W-9 with Instructions

4.	Form of Notice of Guaranteed Delivery; and

5.	Return envelope, addressed to Continental Stock Transfer & Trust Company (the “Subscription Agent”).

Your prompt attention is requested.  To exercise your Rights, you should complete and sign the Subscription Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Series B Preferred subscribed for pursuant to your Basic Subscription Right and Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Rights Certificate.  The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment before 5:00 p.m., Eastern Time, on the Expiration Date, unless delivery of the Subscription Rights Certificate is effected pursuant to the guaranteed delivery procedures described in the enclosed Instructions and Notice of Guaranteed Delivery.

Your payment of the aggregate Subscription Price for all of the shares of Series B Preferred for which you have subscribed pursuant to the exercise of the Basic Subscription Right and the Over-Subscription Right must be made in U.S. dollars for the full number of shares of Series B Preferred for which you have subscribed in the rights offering by cashier’s or certified check drawn upon a United States Bank, or a personal check, payable to the Subscription Agent, or a wire transfer directly to the Subscription Agent as set forth below. If you submit a subscription payment that is insufficient to purchase the total number of shares of Series B Preferred for which you subscribed, or if the number of shares you requested is not specified in the subscription documents, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Rights. If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Series B Preferred for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the expiration of the rights offering.

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MORROW & CO., LLC, THE INFORMATION AGENT, BY TELEPHONE AT (800) 662-5200, OR BY EMAIL AT TNLX.INFO@MORROWCO.COM.